FOR IMMEDIATE RELEASE

Dec. 20, 1996 -- NationsBank Corporation shareholders today approved the issuance of NationsBank stock to Boatmen's Bancshares Inc. shareholders in the proposed merger of the two companies. NationsBank shareholders also approved an amendment to the company's articles of incorporation to increase the authorized number of shares of common stock to 1.25 billion and an amendment and restatement of the company's key employee stock plan, which provides for an additional 5 million shares for issuance under the plan.

The vote was taken at a special meeting of NationsBank shareholders in Charlotte, N.C. At a special meeting of Boatmen's shareholders today in St. Louis, Mo., Boatmen's shareholders approved the merger.

"This merger will create one of the strongest banks in the country," said Hugh
L. McColl Jr., chairman and CEO of NationsBank. "The shareholders of this company have once again demonstrated not only their confidence in management and the board, but also their vision for the future of banking."

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The NationsBank board of directors has elected five current directors of
Boatmen's to become NationsBank directors effective as of the closing of the merger. The new NationsBank directors will be Andrew B. Craig III, currently chairman and CEO of Boatmen's; B.A. Bridgewater Jr., chairman, President and CEO of Brown Group, Inc.; C. Ray Holman, chairman and CEO of Mallinckrodt Group Inc.; Russell W. Meyer Jr., chairman and CEO of The Cessna Aircraft Company; and Albert E. Suter, senior vice chairman and COO of Emerson Electric Co. As of the closing of the merger, Mr. Craig will be chairman of NationsBank and a member of the NationsBank Executive Committee.

The NationsBank board of directors also has elected Richard B. Priory, President and COO of Duke Power Company, to become a NationsBank director effective Jan. 1, 1997.

NationsBank received Federal Reserve Board approval for the merger on Dec. 16, 1996. The merger is expected to close in early January 1997.

NationsBank is the fifth-largest banking company in the United States with $188 billion in assets as of Sept. 30, 1996.

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Contact: Todd Rubenson     704 386-4401

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